Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:  Morton L. Certilman
          President
          (516) 794-6300


                  EXTECH CORPORATION SIGNS LETTER OF INTENT FOR
                                PRIVATE PLACEMENT


     January 18, 1999,  EAST MEADOW,  NEW YORK -- EXTECH  CORPORATION  (Bulletin
Board: EXTH) announced that it has entered into a letter of intent with respect to a private placement of between $1,500,000 and $2,000,000 in equity securities. The private placement is contemplated to commence shortly after the closing of EXTECH's acquisition of Dealers Choice Automotive Planning Inc. ("DCAP") and certain related companies. The DCAP closing is scheduled to take place immediately following EXTECH's annual meeting of stockholders which is scheduled for February 25, 1999. The securities offered in the private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements thereof. The letter of intent provides for the grant of certain registration rights to the purchasers of the offered securities.


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     EXTECH operates the  International  Airport Hotel in San Juan, Puerto Rico.
DCAP is engaged primarily in the following businesses: (i) retail automotive, motorcycle, boat, life, business and homeowners' insurance brokerage; (ii) income tax return preparation and (iii) automobile club services for roadside emergencies. DCAP also intends to provide insurance premium finance services as well as mortgage brokerage services to its clients. DCAP has an aggregate of approximately 57 wholly-owned, joint venture and franchise locations in the Greater New York Metropolitan Area.


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